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                                                                    Exhibit 10-B


                      [LETTERHEAD OF HERCULES INCORPORATED]


                                                               November 1, 2000

Mr. Thomas L. Gossage
Hercules Plaza
1313 North Market Street
Wilmington, Delaware  19894-0001

Dear Tom:

                  I am very pleased to welcome you back to Hercules Incorporated ("Hercules"). This letter agreement memorializes the terms and conditions upon which you have agreed to serve as Chief Executive Officer of Hercules. You have also been elected to the Hercules Board of Directors, and elected Chairman of the Board.

                  The effective date of your employment is Tuesday, October 17, 2000. You will serve as Chief Executive Officer of Hercules through December 31, 2001, or such earlier date as may be agreed by you and the Board of Directors of Hercules (the "Board"). The termination of your employment as of December 31, 2001 or before that date by mutual agreement between you and the Board will be treated for all purposes as a voluntary retirement by you, and is hereinafter referred to as your "Retirement."

                  Under the agreement you reached with Hercules at the time of your retirement in 1996, Hercules agreed to pay you a special retirement benefit of $1.3 million per year through December 31, 2001. As soon as practicable after the date of this agreement, Hercules will pay you the remainder of this special retirement benefit in a single lump sum, without discount, and you acknowledge that this payment will be in settlement of all obligations that Hercules has to you with respect to the special retirement benefit.

                  During your employment, you will be paid a salary of $1.00 per week for the sole purpose of establishing your status as an employee on the Hercules payroll, and the company will reimburse you for all of your employment-related expenses, including living expenses while you are in Wilmington.

                  On October 17, 2000, you were granted stock options (the "Options") with respect to 1,000,000 shares of Hercules common stock, and 128,003 shares* of restricted stock (the "Restricted Stock"), both under the Hercules Long Term Incentive Compensation Plan (the "LTIP").

                  We will deliver appropriate documentation of these grants as soon as practicable. This documentation will reflect the following terms and conditions. Half of the Options (that is, Options with respect to 500,000 shares) have a per-share exercise price equal to $14.4375, which


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* Calculated as follows: $1.3 million per year from October 17, 2000 through
December 31, 2001 = $1,570,833, converted to restricted stock at 85% of FMV on October 17, 2000. Under the LTIP, FMV equals closing price, so $14.4375 per share x .85 = $12.271875 per share. $1,570,833 divided by $12.271875 per share equals 128,003 shares.

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was the closing price of the Hercules common stock on the date of the grant. The remainder of the Options have a per-share exercise price equal to $17.325. All of the Options and the Restricted Stock will vest (1) on October 15, 2001, if you remain employed by Hercules through that date, or (2) if earlier, upon your Retirement, death or termination because of disability, and the Options will remain exercisable until the first anniversary of your Retirement, death or termination because of disability. The Options and Restricted Stock will otherwise be governed by the terms and conditions of the LTIP, including without limitation the provision for accelerated vesting upon a change of control of Hercules.

                  You will not be eligible to participate in any bonus or incentive compensation plan. You will also not participate in the Pension Restoration Plan. However, you will participate in the Hercules qualified pension plan and the Hercules Savings and Investment Plan and you and your wife will participate in the Hercules welfare benefit plans to the extent you are eligible for them, on the same basis as other Hercules executives and in accordance with the terms and conditions of those plans as in effect from time to time. Upon your Retirement or termination of employment for any other reason, you and your wife shall resume participation in the Hercules retiree medical program, on terms and conditions no less favorable than those that would be in effect for you had you continued in retirement.

                  This new arrangement will have no effect on your life insurance coverage as currently in effect, nor on the Hercules stock options that you were granted during your previous employment with Hercules.

                  Please indicate your agreement with these terms and conditions by signing both copies of this letter agreement in the space provided below and returning one copy to me.

                                                     Sincerely yours,

                                                     /s/ Gaynor N. Kelley

                                                     Gaynor N. Kelley

         Agreed to and accepted:

         /s/ Thomas L. Gossage

         Thomas L. Gossage

         Date:  November 14, 2000